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                                                                   Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3, No. 333-29259) and related Prospectus of Parkway Properties, Inc. for the registration of shares of its common stock, preferred stock, preferred stock represented by depository shares and unsecured debt securities with an aggregate public offering price of up to $150,000,000 and to the incorporation by reference therein of our report dated March 27, 1997, with respect to the consolidated financial statements of Parkway Properties, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange
Commission.


                                            ERNST & YOUNG LLP


Jackson, Mississippi
June 30, 1997